Exhibit 3.1
ARTICLES OF INCORPORATION
OF
GAS NATURAL INC.
ARTICLE I
NAME
     1.1 The name of the Corporation shall be Gas Natural Inc.
ARTICLE II
PLACE
     2.1 The principal office of the Corporation shall be located in the City of Mentor, in Lake County, Ohio.
ARTICLE III
PURPOSE
     3.1 The Corporation is formed for the purpose of:
          (a) serving as a holding company for business entities that, directly or indirectly, engage in the distribution of natural gas as regulated utilities and any and all other business activities related to natural gas, whether regulated or non-regulated;
          (b) doing each and every thing necessary, proper or convenient for the accomplishment of any such purposes; and
          (c) engaging in any and all other lawful acts or activities for which corporations may be formed under Section 1701.01 to Section 1701.98, inclusive, of the Ohio Revised Code.
     3.2 Each purpose identified in this Article shall be deemed to be independent of all other purposes, and shall not be limited or restricted by any other clause or paragraph of these Articles of Incorporation.
     3.3 The Corporation reserves the right at any time and from time to time to change its purposes in any manner that is permitted by statute or that has been authorized or approved by these Articles of Incorporation, if applicable. A properly approved or authorized change of purpose shall be binding and conclusive upon every shareholder of the Corporation, including shareholders who vote against the change. No shareholder shall be entitled to payment of the fair cash value of his shares due to a change in purpose of the Corporation.

ARTICLE IV
SHARE STRUCTURE
     The total authorized number of shares of this Corporation is 16,500,000, of which 15,000,000 shall be shares of Common Stock of the par value of $0.15 each and of which 1,500,000 shall be shares of preferred stock of the par value of $0.15 each. The shares of Preferred Stock may be issued from time to time by the Board of Directors in one or more series with such designations, relative rights, preferences, limitations, dividend rates, redemption process, liquidation prices, conversion rights, sinking or purchase fund rights, and other provisions as the Board of Directors may establish, fix and determine. The holders of shares of Common Stock shall have one vote for each share of Common Stock held on each matter submitted to the holders of shares of Common Stock.
ARTICLE V
ELECTION OF DIRECTORS
     At all elections of directors, the candidates receiving the greatest number of votes shall be elected. No shareholder shall have the right to vote cumulatively in any election of directors of the Corporation.
ARTICLE VI
INDEMNIFICATION
     6.1 Right to Indemnification.
          (a) Non-derivative Actions and Certain Other Actions. To the maximum extent permitted under Title 17 of the Ohio Revised Code as it presently exists or may be amended in the future, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts actually and reasonably incurred by such person in connection with the defense or settlement of such action, suit or proceeding, so long as:
          (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; and
          (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful.
          (b) Derivative Actions and Certain Other Actions. To the maximum extent permitted under Title 17 of the Ohio Revised Code as it presently exists or may be amended in the future, the Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, member, manager, or agent of another Corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any of the following:
          (i) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;
          (ii) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.
          (c) Successful Defense of Suit. The Corporation shall indemnify any director, officer, employee or agent who has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorney’s fees) actually and reasonably incurred, without the necessity of an independent determination that such director, officer, employee or agent met any appropriate standard of conduct.
     6.2 Advancing Expenses.
          (a) Opt-out. The provisions of §1701.13(E)(5)(a) of the Ohio Revised Code shall not apply to the Corporation.
          (b) Directors and Officers — Undertaking to Repay. To the maximum extent permitted under Title 17 of the Ohio Revised Code as it presently exists or may be amended in the future, expenses, including attorney’s fees, incurred by a director or officer of the Corporation in defending any action, suit, or proceeding referred to in Section 6.1(a) or (b) shall be paid by the Corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it ultimately is determined that such person is not entitled to be indemnified by the Corporation.
          (c) Certain Actions Against Officers Excluded. Notwithstanding the provisions of Section 6.2(b), the Corporation is not required to advance expenses to an officer with respect to any action, suit or proceeding brought by the Corporation on its own behalf.

     6.3 Nonexclusivity. The rights of indemnification granted pursuant to this Article shall not be exclusive of other indemnification rights, if any, granted to such person and shall inure to the benefit of the heirs and legal representatives of such person.
     6.4 Effect of Amendment, Repeal or Termination. No repeal of or restrictive amendment of this Article and no repeal, restrictive amendment or termination of effectiveness of any law authorizing this Article shall apply to or affect adversely any right or protection of any person for or with respect to any acts or omissions of such person occurring prior to such repeal, restrictive amendment or termination of effectiveness.
     6.5 Prior Acts or Omissions. The indemnification and advancement of expenses provided by this Article shall apply with respect to acts or omissions occurring prior to the adoption hereof to the fullest extent permitted by law.
     6.6 Severability. In the event that any of the provisions of this Article are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions hereof are severable and shall remain enforceable to the fullest extent permitted by law.
     6.7 Prior Service. The indemnification provided for in this Article shall continue as to any person who has ceased to be a director, officer, employee or agent of the Corporation, and shall inure to the benefit of the heirs, executors, and administrators of such person.
ARTICLE VII
PRE-EMPTIVE RIGHTS
     Except as otherwise expressly provided herein, no shareholder of the Corporation shall by reason of holding shares of any class have any pre-emptive or preferential right to purchase or subscribe for any share of any series or class of the Corporation, now or hereafter authorized, or any note, debenture, bond or other security convertible into or carrying options or warrants to purchase shares of any class, now or hereafter authorized; provided, however, that the Board of Directors may, in its discretion, grant such preferential subscription rights at such price and upon such other terms and conditions as it may determine from time to time.
ARTICLE VIII
VOTE REQUIREMENTS
     8.1 Shareholder Action. Except as otherwise provided by the Ohio Revised Code or by Section 8.2 of this Article, the Corporation may take an action if, at any annual or special meeting at which a quorum is present and such action is properly brought before the shareholders, the votes cast in favor of such action exceed the votes cast against such action.
     8.2 Elimination of Supermajority Requirements. The Corporation may take an action upon the affirmative vote of the holders of shares representing a majority of the voting power of the Corporation wherever the General Corporation Law of the State of Ohio (a) requires the affirmative vote of the holders of shares representing a stated percentage of the voting power for such action, which percentage is greater than a majority, but (b) allows the Corporation to provide, in its articles of incorporation or code of regulations, that such action may be taken upon the affirmative vote of the holders of shares representing a lesser percentage than the percentage stated in the statute.
ARTICLE IX
TREASURY STOCK
     The Corporation may from time to time purchase, repurchase, redeem or otherwise acquire shares of any class or series of the Corporation’s stock or any other securities or obligations of the Corporation in the open market, at private or public sale or in any other manner, upon such terms and in such amounts as the Board of Directors shall determine, subject, however, to any provisions, limitations and restrictions relating to such purchase or acquisition as are contained in the express terms of either the shares being acquired or any other securities of the Corporation outstanding at the time of any such purchase or acquisition. Such purchases, repurchases, redemptions and other acquisitions need not be made on a pro rata basis or by lot. The Board of Directors shall be entitled to take any of the foregoing actions in its sole discretion and without action by the shareholders, and this Article IX shall be construed to provide the Board of Directors with the maximum authority permitted by the Ohio Revised Code with respect to the purchase, repurchase, redemption or other acquisition of shares of any class or series of the Corporation’s stock or any other securities or obligations of the Corporation.
ARTICLE X
AMENDMENT OF REGULATIONS
     10.1 By the Shareholders. The Code of Regulations of the Corporation may be altered, amended or repealed, and new regulations may be adopted, by the vote or written consent of shareholders entitled to exercise a majority of the voting power of the Corporation; provided that such Regulations as adopted or amended are not in conflict with applicable law.
     10.2 By the Directors. The Code of Regulations may also be altered, amended or repealed, and new regulations may be adopted, by the vote or the written consent of the Board of Directors, provided that no provision of these Articles of Incorporation or the Code of Regulations may (a) divest shareholders of the power, or limit the shareholders’ power, to adopt, amend or repeal the Code of Regulations, or (b) otherwise conflict with applicable law.
ARTICLE XI
DURATION
     The term of existence of the Corporation shall be perpetual.